Exhibit 10.3

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

by and between

NCR VOYIX CORPORATION

and

NCR ATLEOS CORPORATION

DATED AS OF OCTOBER 16, 2023

CONFIDENTIAL

TABLE OF CONTENTS

		Page

Article I

DEFINITIONS

Section 1.01	Definitions	1

Article II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01	General Principles	7
Section 2.02	Service Credit	9
Section 2.03	Benefit and Compensation Plans	10
Section 2.04	Individual Agreements	12
Section 2.05	Collective Bargaining	12
Section 2.06	Employment Loss or Layoff	13
Section 2.07	Immigration Compliance	14

Article III

ASSIGNMENT OF EMPLOYEES

Section 3.01	Active Employees	14
Section 3.02	ATMCo Disability Employees	15
Section 3.03	Global No-Hire and Non-Solicitation	16

Article IV

EQUITY, ANNUAL INCENTIVE, AND DIRECTOR COMPENSATION

Section 4.01	Generally	17
Section 4.02	Equity Incentive Awards	17
Section 4.03	Establishment ATMCo Equity Plans	19
Section 4.04	NCR ESPP	19
Section 4.05	Annual Incentive Plans	19
Section 4.06	Director Compensation Program	20

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SCHEDULES

Schedule 1.01(a)(i) – ATMCo Group Employees

Schedule 1.01(a)(ii) – Former ATMCo Group Employees

Schedule 1.01(b) – Designated Individuals

Schedule 2.05 – Collective Bargaining Agreements

Schedule 5.03 – Certain Other Plans

Schedule 9.26 – Complete Agreement

APPENDICES

Appendix A – Treatment of NCR Awards Upon the Distribution

Appendix B – Treatment of Non-US NCR Pension Plans

Appendix C – Other Non-US Employee and Plan Matters

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EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”), is entered into as of October 16, 2023 (the “Effective Date”), by and between NCR Voyix Corporation (f/k/a/ NCR Corporation), a Maryland corporation (“NCR”), and NCR Atleos Corporation, a Maryland corporation (“ATMCo”) (each a “Party” and together, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated October 16, 2023 (the “SDA”);

WHEREAS, in addition to the matters addressed by the SDA, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and employee benefit plan matters; and

WHEREAS, this Agreement constitutes the Employee Matters Agreement referred to in the SDA.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the SDA, and Section 1.2 (References; Interpretation) of the SDA is incorporated herein by reference.

“Agreement” has the meaning set forth in the preamble to this Agreement and shall include all schedules and appendices hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 9.09 hereto.

“ATMCo” has the meaning set forth in the preamble to this Agreement.

“ATMCo 401(k) Plan” means the 401(k) plan to be established pursuant to Section 5.02 hereto by a member of the ATMCo Group with terms and conditions substantially identical to those of the NCR 401(k) Plan.

“ATMCo Benefit Plan” means any Benefit Plan established, sponsored, maintained or contributed to by a member of the ATMCo Group as of or after the Distribution.

“ATMCo Board” means the Board of Directors of ATMCo.

CONFIDENTIAL

“ATMCo Converted Awards” means awards with respect to ATMCo Common Stock resulting from the adjustments and conversions referenced in Section 4.01 and Appendix A hereto.

“ATMCo Director Compensation Program” means the non-employee director compensation program to be established pursuant to Section 4.06 hereto by ATMCo for the ATMCo Board.

“ATMCo Disability Employees” mean each individual who is an ATMCo Group Employee and who is on long-term disability leave immediately prior to the Distribution (or, if earlier, immediately prior to the applicable Internal Reorganization Date).

“ATMCo Equity Incentive Plan” means the ATMCo 2023 Equity Incentive Plan to be established pursuant to Section 4.03 hereto.

“ATMCo ESPP” means the ATMCo 2023 Employee Stock Purchase Plan to be established pursuant to Section 4.03 hereto.

“ATMCo Group Employee” means each individual who is employed by NCR or any of its Subsidiaries or Affiliates as of the date on which NCR determines to transfer the employment of such applicable individuals, or such applicable individuals’ employing entity (the direct or indirect parent entity of such employing entity), to ATMCo and who NCR determines as of such date is either (i) exclusively or primarily engaged in the ATMCo Business or (ii) reasonably necessary for the ongoing operation of the ATMCo Business following the Distribution (or, if earlier, the applicable Internal Reorganization Date), in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the FMLA), vacation, personal day or similar short- or long-term absence, but in each case excluding Non-Consenting Employees or any individual who NCR determines was inappropriately identified as an ATMCo Group Employee. Each ATMCo Group Employee shall be set forth on Schedule 1.01(a)(i) hereto, which shall be updated from time to time in accordance with this Agreement.

“ATMCo Health Plan” means any Health Plan established, sponsored, maintained or contributed to by a member of the ATMCo Group as of or after the Distribution.

“ATMCo OPEB Plan” means health and welfare benefit plans to be established pursuant to Section 7.03 hereto by a member of the ATMCo Group that provides post-employment welfare benefits with terms and conditions substantially identical to those of the corresponding NCR OPEB Plans.

“ATMCo Welfare Plan” means any Welfare Plan established, sponsored, maintained or contributed to by a member of the ATMCo Group as of or after the Distribution.

“ATMCo Welfare Plan Effective Date” has the meaning set forth in Section 7.01(c) hereto.

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“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, savings plans, retirement plans, supplemental plans, deferred compensation plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, the term “Benefit Plan” does not include any government-sponsored or maintained benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies.

“CBA” has the meaning set forth in Section 2.05(a) hereto.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Data Protection Laws” means any and all Laws concerning the privacy, protection and security of personal information Laws throughout the world, including the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and any national law supplementing the GDPR, the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments, etc.) (EU Exit) Regulations 2019 (“UK GDPR”), and any regulations, or regulatory requirements, and guidance applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

“Designated Group” means those individuals identified on Schedule 1.01(b) hereto, provided that such individual is employed by a Party or an Affiliate as of the Distribution Date.

“Employee” means any NCR Group Employee or ATMCo Group Employee.

“Employee Representative Body” means any union, works council, or other agency or representative body certified or otherwise legally recognized for the purposes of bargaining collectively, or established for the purposes of consultation, on behalf of any group of employees.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“FICA” has the meaning set forth in Section 3.01(e) hereto.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Former ATMCo Group Employee” means each individual who was employed by NCR or any of its Subsidiaries or Affiliates and who NCR determines was exclusively or primarily engaged in the ATMCo Business on the last day of such individual’s employment, but who terminated employment prior to the Distribution (or, if earlier, prior to the applicable Internal Reorganization Date).

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“Former Employee” means any Former NCR Group Employee or Former ATMCo Group Employee.

“Former NCR Group Employee” means any individual who is a former employee of NCR or any of its Subsidiaries or Affiliates as of the Distribution (or, if earlier, as of the applicable Internal Reorganization Date) and who is not a Former ATMCo Group Employee.

“FUTA” has the meaning set forth in Section 3.01(e) hereto.

“General Continuation Period” means a period of time commencing as of the Distribution Date and ending on the 12-month anniversary of the Distribution Date.

“Health Plan” means each Welfare Plan offering health benefits (including medical, prescription drug, dental and vision).

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended.

“Individual Agreement” means any individual (i) employment contract, (ii) retention, bonus, severance, or change in control agreement, (iii) expatriate (including any international assignee) or secondment contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), (iv) agreement relating to fringe benefits, tuition reimbursements, relocation expenses, or other repayment agreement, (v) agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) or (vi) any other agreement providing for compensation and benefits between (A) a member of the NCR Group and an ATMCo Group Employee or a Former ATMCo Group Employee, as in effect immediately prior to the Distribution (or, if earlier, the applicable Internal Reorganization Date) (each, an “ATMCo Individual Agreement”) or (B) a member of the ATMCo Group and a NCR Group Employee or a Former NCR Group Employee, as in effect immediately prior to the Distribution (or, if earlier, the applicable Internal Reorganization Date) (each, a “NCR Individual Agreement”).

“Internal Reorganization Date” means, with respect to the applicable jurisdiction, the date (prior to the Distribution) of the Transfers of Assets and the acceptance and assumptions of Liabilities described in the Internal Reorganization Plan with respect to such jurisdiction.

“IRS” means the U.S. Internal Revenue Service.

“NCR” has the meaning set forth in the preamble to this Agreement.

“NCR 401(k) Plan” means the NCR Corporation Savings Plan.

“NCR 2021 Awards” means the performance-based restricted stock units issued in 2021 under the NCR Equity Incentive Plan, but not including the NCR Cardtronics Award.

CONFIDENTIAL

“NCR 2022 Awards” means the performance-based restricted stock units issued in 2022 under the NCR Equity Incentive Plan, but not including the NCR LibertyX Awards.

“NCR 2023 Senior-Level Awards” means the performance-based restricted stock units issued in or with respect to 2023 under the NCR Equity Incentive Plan to employees above the level of vice president.

“NCR 2023 VP and Below Awards” means the performance-based restricted stock units issued in or with respect to 2023 under an NCR Equity Incentive Plan to employees at the level of vice president or below.

“NCR Awards” means the NCR Options, NCR Cardtronics Awards, NCR 2021 Awards, NCR 2022 Awards, NCR LibertyX Awards, NCR 2023 Senior-Level Awards and NCR 2023 VP and Below Awards, as applicable.

“NCR Benefit Plan” means any Benefit Plan established, sponsored, maintained or contributed to by NCR or any of its Subsidiaries immediately prior to the Distribution, excluding any ATMCo Benefit Plan.

“NCR Cardtronics Awards” means the performance-based restricted stock units issued in 2021 under the NCR Equity Incentive Plan to legacy employees of Cardtronics plc.

“NCR CHRC” means the Compensation and Human Resources Committee of the NCR Board.

“NCR Deferred Compensation Plan” means the NCR Corporation Deferred Compensation Plan, effective January 1, 2021.

“NCR Director Compensation Program” means the NCR Corporation Director Compensation Program, effective May 1, 2017.

“NCR Equity Incentive Plan” means, collectively (i) the NCR Corporation 2017 Stock Incentive Plan, as amended, (ii) the NCR Corporation 2013 Stock Incentive Plan, as amended, and (iii) the NCR Corporation 2011 Stock Incentive Plan.

“NCR ESPP” means the Amended and Restated NCR Corporation Employee Stock Purchase Plan, effective January 1, 2017.

“NCR Group Employee” means each individual who is employed by NCR or any of its Subsidiaries or Affiliates as of the date on which NCR determines to transfer the employment of applicable individuals to ATMCo and who is not an ATMCo Group Employee (in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the FMLA), vacation, personal day or similar short- or long-term absence).

“NCR LibertyX Awards” means the performance-based restricted stock units issued in 2022 under the NCR Equity Incentive Plan to legacy employees of LibertyX.

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“NCR OPEB Plans” mean any health and welfare benefit plans sponsored, maintained or established by a member of the NCR Group that provide post-employment welfare benefits (i.e., retiree medical, dental, vision and/or life benefits, other than pursuant to COBRA) prior to the Distribution to any individuals who are ATMCo Group Employees or Former ATMCo Group Employees.

“NCR Options” means the options to acquire NCR Common Stock issued under the NCR Equity Incentive Plan (or otherwise).

“NCR Pension Plans” means, as applicable, the (i) NCR Corporation US Qualified Pension Plan, (ii) Belgian Defined Benefit Plan, (iii) NCR Corporation Japanese Pension Hybrid Plan, (iv) NCR (Switzerland) Pension Plan, (v) NCR Systems Taiwan Ltd. Employee Retirement and Resignation Plan, (vi) NCR Corporation Dundee Pension Plan, (vii) NCR Corporation Defined Benefit Plan (Philippines), (viii) NCR Österreich Ges.m.b.H. Neukonzeption der Versorgungszusage (Austria), (ix) Chilean Termination Indemnity Plan, (x) Colombian Defined Benefit Plan, (xi) NCR Pension Plan (Plan 3) (Germany), (xii) Italian Termination Indemnity Plan, (xiii) Korean Termination Indemnity Plan, (xiv) French statutory pension plan and (xv) Spanish statutory pension plan.

“NCR RSUs” means the time-based restricted stock units relating to shares of NCR Common Stock issued pursuant to the NCR Equity Incentive Plan (or otherwise) that are outstanding as of immediately prior to the Distribution, including (i) any deferred NCR RSUs (also referred to as “deferred shares” or “deferred RSUs”) held by NCR non-employee directors in respect of deferred annual board retainers or deferred annual equity grants for board service and (ii) any NCR RSUs deferred pursuant to the terms of the NCR Deferred Compensation Plan held by Employees or Former Employees.

“NCR Welfare Plan” means any Welfare Plan established, sponsored, maintained or contributed to by NCR or any of its Subsidiaries immediately prior to the Distribution, but excluding any ATMCo Welfare Plan.

“Non-Consenting Employee” means any individual who has been selected by NCR to be an ATMCo Group Employee, who has the right under applicable Law or the applicable CBA to object to, opt out of, refuse to consent to, or otherwise fail to acquiesce to, and who has (a) validly objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to a member of the ATMCo Group by operation of applicable Law, in cases where such employee is subject to automatic transfer by operation of applicable Law, (b) validly refused to consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of a member of the ATMCo Group, or (c) validly objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her consent to employment with or validly rejecting his or her transfer to, a member of the ATMCo Group, in accordance with and to the extent permitted by applicable Law or the applicable CBA.

“PBGC” has the meaning set forth in Section 5.01(c) hereto.

CONFIDENTIAL

“Personal Data” has the meaning for “personal data” or any similar or equivalent terms, (e.g., personal identifiable information, or personal information) set forth in the Data Protection Laws.

“Providing Party” has the meaning set forth in Section 2.02(b) hereto.

“Requesting Party” has the meaning set forth in Section 2.02(b) hereto.

“Transferred Account Balances” has the meaning set forth in Section 7.01(d) hereto.

“Transferred Director” has the meaning set forth in Section 4.06(a) hereto.

“U.S. Foreign National Employee” has the meaning set forth in Section 2.07 hereto.

“WARN Act” has the meaning set forth in Section 2.06 hereto.

“Welfare Plan” means any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts or cashable credits.

Section 1.02 Plan Names. References to NCR in NCR Benefit Plans relating to actions taken prior to the date of this Agreement shall refer to NCR Corporation, as applicable.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01 General Principles.

(a) Acceptance and Assumption of ATMCo Liabilities. On or prior to the Distribution, ATMCo shall (and, in accordance with this terms of this Agreement, hereby does) accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities, and ATMCo and the applicable members of the ATMCo Group shall be responsible for such Liabilities in accordance with their respective terms (each of which shall be considered an ATMCo Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise by any member of the NCR Group or the ATMCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates (in each case except to the extent satisfied prior to the Distribution):

CONFIDENTIAL

(i) any and all wages, salaries, incentive compensation, equity compensation (subject to the provisions of Section 4.02 and Appendix A hereto), deferred compensation (subject to the provisions of Section 6.01 hereto), commissions, bonuses and any other employee compensation or benefits, payable to or on behalf of any ATMCo Group Employees and Former ATMCo Group Employees after the Distribution, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any ATMCo Group Employees or Former ATMCo Group Employees (including all Liabilities related to any Non-Consenting Employee who, if he or she was not a Non-Consenting Employee, would be an ATMCo Group Employee), including (A) in connection with any Benefit Plan pursuant to this Agreement, the SDA or any Ancillary Agreement, (B) primarily relating to or primarily arising out of the ATMCo Business, (C) from or in respect of employment or service or termination of employment or service, or (D) as a result of any act or omission by NCR or its Subsidiaries or Affiliates;

(iii) any and all Liabilities to any individual, and any and all Liabilities whatsoever with respect to claims made by or with respect to any individual, in each case who is or was an independent contractor, temporary employee, consultant, freelancer, service provider, agency employee, leased employee, other non-payroll worker primarily connected to an ATMCo Business, or applicant for employment or engagement with the ATMCo Business; and

(iv) any and all Liabilities expressly assumed or retained by any member of the ATMCo Group pursuant to this Agreement.

(b) Retention of NCR Liabilities. On or prior to the Distribution, NCR shall (and, in accordance with this terms of this Agreement, hereby does) accept, retain or assume (as applicable) and agree to faithfully perform, discharge and fulfill all of the following Liabilities, and NCR and the applicable members of the NCR Group shall be responsible for such Liabilities in accordance with their respective terms (each of which shall be considered an NCR Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise by any member of the NCR Group or the ATMCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates (in each case except to the extent satisfied prior to the Distribution):

(i) any and all wages, salaries, incentive compensation, equity compensation (subject to the provisions of Section 4.02 and Appendix A hereto), commissions, bonuses and any other employee compensation or benefits, payable to or on behalf of any NCR Group Employees and Former NCR Group Employees after the Distribution, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

CONFIDENTIAL

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any NCR Group Employees or Former NCR Group Employees including (A) in connection with any Benefit Plan not retained or assumed by any member of the ATMCo Group pursuant to this Agreement, (B) primarily relating to or primarily arising out of the NCR Business, (C) from or in respect of employment or service or termination of employment or service or (D) as a result of any act or omission by NCR or its Subsidiaries or Affiliates;

(iii) any and all Liabilities to any individual, and any and all Liabilities whatsoever with respect to claims made by or with respect to any individual in each case who is or was an independent contractor, temporary employee, consultant, freelancer, agency employee, leased employee, other non-payroll worker primarily connected to the NCR Business or applicant for employment or engagement with the NCR Business; and

(iv) any and all Liabilities expressly assumed or retained by any member of the NCR Group pursuant to this Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan or otherwise and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

(d) Reimbursement. The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

Section 2.02 Service Credit.

(a) No Break in Service; Service Credit. The parties acknowledge that the Distribution is not intended to trigger any break in service for the purpose of any Benefit Plan. The ATMCo Benefit Plans shall, and ATMCo shall cause each member of the ATMCo Group to, recognize each ATMCo Group Employee’s and each Former ATMCo Group Employee’s full period of service with NCR or any of its Subsidiaries or predecessor entities at or before the Distribution, to the same extent that such service was credited by NCR for similar purposes prior to the Distribution as if such service had been performed for a member of the ATMCo Group, for purposes of eligibility, participation, vesting and determination of the level of benefits under any such ATMCo Benefit Plan.

CONFIDENTIAL

(b) Evidence of Prior Service. Notwithstanding anything in this Agreement to the contrary, but subject to applicable Law, upon reasonable request by either Party (the “Requesting Party”), the other Party (the “Providing Party”) will provide to the Requesting Party copies of any records available to the Providing Party to document the service, plan participation and membership of employees of the Providing Party who are then Employees of the Requesting Party and will cooperate with the Requesting Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and determination of the level of benefits with respect to such Employees.

Section 2.03 Benefit and Compensation Plans Generally.

(a) Establishment of Plans. Prior to the Distribution (and without limitation of the other provisions of this Agreement), ATMCo shall, or shall cause an applicable member of the ATMCo Group to, adopt Benefit Plans (and related trusts, if applicable), providing employee benefits and compensation opportunities (not including equity incentive compensation or other long-term incentive compensation) that are comparable (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan) to those of the corresponding NCR Benefit Plans, with the exception of (i) the ATMCo Health Plans, which, subject to Article VIII hereto, shall be established effective January 1, 2024, (ii) the ATMCo 401(k) Plan, which shall be established effective January 1, 2024, (iii) the ATMCo ESPP, which shall be adopted prior to the Distribution and become effective as of January 1, 2024, and (iv) the NCR Pension Plans, the treatment of which is specified in Section 5.01 hereto. To the extent permitted under applicable Law, ATMCo may limit participation in any such ATMCo Benefit Plan to ATMCo Group Employees and Former ATMCo Group Employees who participated in the corresponding NCR Benefit Plan immediately prior to the Distribution. ATMCo shall, or shall cause an applicable member of the ATMCo Group to, adopt such other Benefit Plans as specified in this Agreement.

(b) Information and Operation. NCR shall promptly provide ATMCo with information describing each NCR Benefit Plan election made by an ATMCo Group Employee or Former ATMCo Group Employee that may have application to ATMCo Benefit Plans on or after the Distribution, and ATMCo shall use its commercially reasonable efforts to administer the ATMCo Benefit Plans applying those elections. Each Party shall, upon reasonable request and subject to applicable Law, provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(c) Post-Closing Standard of Compensation and Benefits. Except as otherwise provided herein, during the General Continuation Period, ATMCo shall provide to each ATMCo Group Employee regular cash compensation (i.e., salary or wages and short term bonus opportunities), employee benefits under ATMCo Benefit Plans (other than deferred compensation plan benefits), and terms and conditions of employment that, in the aggregate, are substantially similar to the regular cash compensation, employee benefits (other than deferred compensation plan benefits) and terms and conditions of employment provided to such employees immediately prior to the Distribution. Notwithstanding the foregoing, during the General Continuation Period, ATMCo may make such changes, modifications or amendments to the applicable ATMCo Benefit Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation.

CONFIDENTIAL

(d) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the SDA or any Ancillary Agreement, no participant in any ATMCo Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding NCR Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the NCR Group. Furthermore, unless expressly provided for in this Agreement, the SDA or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan, program or arrangement sponsored or maintained by a member of the NCR Group or member of the ATMCo Group on the part of any Employee or Former Employee as a result of a termination of service, change in control or similar event.

(e) No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by the Parties, as required by applicable Law, or as explicitly set forth in an ATMCo Benefit Plan, ATMCo shall only be required to provide that an ATMCo Group Employee or Former ATMCo Group Employee is entitled to participate in the ATMCo Benefit Plans on or after the Distribution only to the extent that such ATMCo Group Employee or Former ATMCo Group Employee was entitled to participate in the corresponding NCR Benefit Plan as in effect immediately prior to the Distribution (or the expiration of the transitional period under the Transition Services Agreement), it being understood that this Agreement does not expand (i) the number of ATMCo Group Employees or Former ATMCo Group Employees entitled to participate in any ATMCo Benefit Plan or (ii) the participation rights of ATMCo Group Employees or Former ATMCo Group Employees in any ATMCo Benefit Plans beyond the rights of such ATMCo Group Employees or Former ATMCo Group Employees under the corresponding NCR Benefit Plans, in each case, immediately prior to the Distribution (or the expiration of the transitional period under the Transition Services Agreement).

(f) Transition Services. The Parties acknowledge that the NCR Group or the ATMCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs, or participation by the Party’s employees in the other Party’s compensation and benefit programs, for a transitional period under the terms of the Transition Services Agreement. The Parties agree to use reasonable efforts to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement

(g) Beneficiaries. References to NCR Group Employees, Former NCR Group Employees, ATMCo Group Employees, Former ATMCo Group Employees, and non-employee directors of either NCR or ATMCo (including Transferred Directors), shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

CONFIDENTIAL

Section 2.04 Individual Agreements.

(a) Assignment by NCR. NCR hereby assigns, or shall cause an applicable member of the NCR Group to assign, to ATMCo or another member of the ATMCo Group, as designated by ATMCo, all ATMCo Individual Agreements, with such assignment to be effective as of the Distribution (or, if earlier, the applicable Internal Reorganization Date); provided, however, that to the extent that assignment of any such ATMCo Individual Agreement is not permitted by the terms of such agreement or by applicable Law then the Parties shall use commercially reasonable efforts to obtain consent for such assignment and, if not obtained, effective as of the Distribution (or, if earlier, the applicable Internal Reorganization Date), an appropriate member of the ATMCo Group shall be considered to be a successor to the applicable member of the NCR Group for purposes of, and a third-party beneficiary with respect to, such ATMCo Individual Agreement, such that each member of the ATMCo Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the ATMCo Group, subject to applicable Law.

(b) Assumption by ATMCo. Effective as of the Distribution (or, if earlier, the applicable Internal Reorganization Date), ATMCo hereby assumes and shall honor, or will cause a member of the ATMCo Group to assume and honor, any ATMCo Individual Agreement which is assigned pursuant to Section 2.04(a) hereto.

(c) Assignment by ATMCo. ATMCo hereby assigns, or shall cause an applicable member of the ATMCo Group to assign, to NCR or another member of the NCR Group, as designated by NCR, all NCR Individual Agreements, with such assignment to be effective as of the Distribution (or, if earlier, the applicable Internal Reorganization Date); provided, however, that to the extent that assignment of any such NCR Individual Agreement is not permitted by the terms of such agreement or by applicable Law then the Parties shall use commercially reasonable efforts to obtain consent for such assignment and, if not obtained, effective as of the Distribution (or, if earlier, the applicable Internal Reorganization Date), an appropriate member of the NCR Group shall be considered to be a successor to the applicable member of the ATMCo Group for purposes of, and a third-party beneficiary with respect to, such NCR Individual Agreement, such that each member of the NCR Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the NCR Group, subject to applicable Law.

(d) Assumption by NCR. Effective as of the Distribution (or, if earlier, the applicable Internal Reorganization Date), NCR hereby assumes and shall honor, or will cause a member of the NCR Group to assume and honor, any NCR Individual Agreement which is assigned pursuant to Section 2.04(c) hereto.

Section 2.05 Collective Bargaining.

(a) Assumption of CBAs. Effective no later than immediately prior to the Distribution, to the extent that the appropriate member of the ATMCo Group is not already a party to such collective bargaining agreement, ATMCo shall cause the appropriate member of the ATMCo Group to (i) assume, in accordance with their terms, all collective bargaining agreements (including any national, sector or local collective bargaining agreement) that cover

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ATMCo Group Employees or Former ATMCo Group Employees (each, a “CBA”), including those bargaining agreements listed on Schedule 2.05 hereto, and the Liabilities arising under any such CBAs (whether arising before, on or after the Distribution Date); provided, however, in the event any such CBA also covers NCR Group Employees who are not ATMCo Group Employees, ATMCo or the appropriate member of the ATMCo Group shall assume such CBA only with respect to the ATMCo Group Employees, (ii) with respect to any represented ATMCo Group Employees working under an expired CBA, continue existing terms and conditions of employment and continue to negotiate with the applicable Employee Representative Body for a new CBA, and (iii) join any industrial, employer or similar association or federation if membership is required for the relevant collective bargaining agreement to continue to apply. To the extent that any NCR Group Employee participated in an ATMCo Group CBA immediately prior to the Distribution (or, if earlier, the applicable Internal Reorganization Date), if required by applicable Law (and solely to the extent required by applicable Law), the applicable member of the NCR Group shall, effective no later than immediately prior to the Distribution, assume such CBA only with respect to such covered NCR Group Employee.

(b) Notice; Consultation. To the extent required by Law or the applicable CBA, the Parties shall cooperate to provide notice, engage in consultation, and to take any other actions that may be required on the part of one Party or the other in connection with information or consultation obligations, transactions contemplated by this Agreement and any consequences of the transactions contemplated by this Agreement, the transfer of any employees, the assignment, assumption or continuation of any CBA or any other employment related matters, including by providing all documents and information necessary. NCR shall control all communications with ATMCo Group Employees and any Employee Representative Body through the Distribution Date (or, to the extent necessary to complete the transactions specified herein, after the Distribution Date).

Section 2.06 Employment Loss or Layoff. For a period of ninety (90) days after the Distribution Date, ATMCo shall not, and shall cause its Affiliates not to, engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of ATMCo or its Affiliates which, if aggregated with any such conduct on the part of NCR or its Affiliates prior to the Distribution Date, would trigger the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable foreign, state or local law requiring notice to employees in the event of a closing or layoff (the “WARN Act”). For a period of ninety (90) days after the Distribution Date, before ATMCo or its Affiliates terminate the employment of any employee(s) (for any reason other than for cause), ATMCo shall provide NCR with at least fourteen (14) days of advance written notice of the name, site of employment, and planned termination date for any employee(s) who ATMCo or its Affiliates intend to terminate within such ninety (90)-day period and, to the extent that NCR determines in its reasonable discretion that such employee termination(s) may trigger the WARN Act if aggregated with any such conduct by NCR or its Affiliates prior to the Distribution Date, NCR shall have the right to request that ATMCo and/or its Affiliates delay any such planned employee termination(s) until such date as NCR determines in its reasonable discretion that the WARN Act will not be triggered (and ATMCo and its Affiliates hereby agree to such delay as NCR may request). If ATMCo, or any Affiliate of ATMCo, breaches this Section 2.06, ATMCo shall, or shall cause an Affiliate of ATMCo to, reimburse and otherwise fully indemnify NCR or its applicable direct or indirect Subsidiary, for all Liabilities that NCR or any of its direct and indirect Subsidiaries incurs under the WARN Act (for the avoidance of doubt, including any such Liabilities to Non-Consenting Employees or other current or former employees who are not ATMCo Group Employees).

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Section 2.07 Immigration Compliance. From and after the Distribution Date, ATMCo shall, or shall cause its applicable Affiliates to, use best efforts to process and support visa, green card or similar applications with respect to ATMCo Group Employees who are foreign nationals working in the United States in non-immigrant visa status who require a visa in order to work for ATMCo in their current position following the Distribution Date (the “U.S. Foreign National Employees”) and for whom there are pending or approved I-140 immigrant petitions as of the Distribution Date. ATMCo and its Affiliates, as applicable, shall employ the U.S. Foreign National Employees under terms and conditions such that ATMCo and its Affiliates, as applicable, qualify as a “successor employer” under applicable United States immigration laws effective as of the Distribution Date. As of the Distribution Date, ATMCo and its Affiliates agree to assume all immigration-related liabilities and responsibilities with respect to such U.S. Foreign National Employees.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01 Active Employees.

(a) Assignment and Transfer of Employees. Effective no later than immediately prior to the Distribution and except as otherwise agreed by the Parties, (i) the applicable member of the NCR Group shall take such actions as are necessary to ensure that each ATMCo Group Employee is employed by a member of the ATMCo Group as of immediately prior to the Distribution, and (ii) the applicable member of the NCR Group shall have taken such actions as are necessary to ensure that each NCR Group Employee is employed by a member of the NCR Group as of immediately after the Distribution, subject in each case to the Internal Reorganization Plan. Each of the Parties agrees to execute, and to use reasonable efforts to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the NCR Group or any member of the ATMCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement, except as required by applicable Law, or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(c) No Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any ATMCo Group Employee or NCR Group Employee to severance payments or benefits.

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(d) Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction contemplated by this Agreement, the SDA or any other Ancillary Agreement shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the NCR Group or member of the ATMCo Group or for purposes of any NCR Individual Agreement or ATM Individual Agreement (except as expressly provided in such Individual Agreement).

(e) U.S. Payroll and Related Taxes. With respect to any ATMCo Group Employee or Former ATMCo Group Employee, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat ATMCo (or the applicable member of the ATMCo Group) as a “successor employer” and NCR (or the applicable member of the NCR Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), and the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Distribution with respect to each such ATMCo Group Employee or Former ATMCo Group Employee for the tax year during which the Distribution occurs, and (iii) use commercially reasonably efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that, if and to the extent that ATMCo (or the applicable member of the ATMCo Group) cannot be treated as a “successor employer” to NCR (or the applicable member of the NCR Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any ATMCo Group Employee or Former ATMCo Group Employee, (x) with respect to the portion of the tax year ending on the Distribution Date, NCR will (A) be responsible for all payroll obligations, tax withholding and reporting obligations for such ATMCo Group Employees and Former ATMCo Group Employees and (B) furnish a Form W-2 or similar earnings statement to all such ATMCo Group Employees and Former ATMCo Group Employees for such period, and (y) with respect to the remaining portion of such tax year, ATMCo will (A) be responsible for all payroll obligations, tax withholding and reporting obligations regarding such ATMCo Group Employees and Former ATMCo Group Employees and (B) furnish a Form W-2 or similar earnings statement to all such ATMCo Group Employees and Former ATMCo Group Employees.

(f) Non-U.S. Employees(g) . All actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law in the applicable jurisdictions and the terms and conditions hereof shall be deemed modified to the extent required for compliance with such applicable Law.

Section 3.02 ATMCo Disability Employees. Notwithstanding anything in this Agreement to the contrary, NCR shall, or shall cause an NCR Group member to, employ or retain the employment of each ATMCo Disability Employee as of and following the Distribution (or, if earlier, as of and following the applicable Internal Reorganization Date) and until such ATMCo Disability Employee returns to active work or ceases to have a right to reemployment. ATMCo shall, or cause an ATMCo Group member to, offer (upon terms and conditions of employment which comply with the standards set forth in this Agreement for ATMCo Group Employees generally) employment to each ATMCo Disability Employee when such ATMCo

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Disability Employee returns to work within the latest of (i) the time period prescribed under applicable Law and (ii) the applicable leave policy governing such employee at the time the disability commenced, and shall hire each ATMCo Disability Employee who accepts such offer of employment. ATMCo or an ATMCo Group member, as the case may be, shall indemnify each NCR Group member against any Liability with respect to a failure by ATMCo or an ATMCo Group member to (i) offer to hire such ATMCo Disability Employee or (ii) hire such ATMCo Disability Employee who accepts an offer of employment by ATMCo or an ATMCo Group member and arrives to work for a member of the NCR Group in accordance with this Section 3.02. Following commencement of employment with an ATMCo Group member of any ATMCo Disability Employee, the Parties shall use commercially reasonable efforts to duplicate the provisions of this Agreement with respect to such employee. Periodically following the Distribution, NCR shall calculate the out of pocket cost of the compensation, benefits and other employment-related costs actually incurred by NCR Group members in employing such ATMCo Disability Employees following the Distribution (including out of pocket costs associated with terminating the employment of any such ATMCo Disability Employee) and shall provide ATMCo with notice and reasonable documentation of such amount. Promptly following ATMCo’s receipt of such notice, ATMCo shall reimburse such amount to NCR.

Section 3.03 Global No-Hire and Non-Solicitation. To support business continuity and prevent disruption during the transition period, each Party agrees that, except as mutually agreed between the Parties in advance and in writing, for a period of twelve (12) months from the Distribution Date, such Party shall not hire or solicit for employment, or solicit and enter into in any contractual arrangement for consulting or other professional services, excluding any contractual arrangements for the provisions of services pursuant to the Transition Services Agreement, (i) any individual at the customer engineer level, field technician level or above (regardless of Job Grade) who (A) is a NCR Group Employee as of the date of this Agreement, in the case of ATMCo, or an ATMCo Group Employee as of the date of this Agreement, in the case of NCR or (B) is a Former NCR Group Employee whose termination with NCR and its Subsidiaries occurred on or after April 1, 2023, in the case of ATMCo, or a Former ATMCo Group Employee whose termination with NCR and its Subsidiaries occurred on or after April 1, 2023, in the case of NCR, and (ii) any individual who (A) is a NCR Group Employee with Job Grade 12 or above as of the date of this Agreement, in the case of ATMCo, or an ATMCo Group Employee with Job Grade 12 or above as of the date of this Agreement, in the case of NCR or (B) is a Former NCR Group Employee with Job Grade 12 or above whose termination with NCR and its Subsidiaries occurred on or after April 1, 2023, in the case of ATMCo, or a Former ATMCo Group Employee with Job Grade 12 or above whose termination with NCR and its Subsidiaries occurred on or after April 1, 2023, in the case of NCR; provided, however, that, without limiting the generality of the foregoing prohibition, this Section 3.03 shall not prohibit (x) soliciting for employment and hiring pursuant to generalized solicitations that are not directed to specific Persons or Employees of the other Party, or (y) the solicitation and hiring of a Person whose employment was involuntarily terminated by the other Party. For the avoidance of doubt, the restrictions under this Section 3.03 shall not apply to Former Employees whose termination with NCR and its Subsidiaries occurred prior to April 1, 2023.

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ARTICLE IV

EQUITY, ANNUAL INCENTIVE, AND DIRECTOR COMPENSATION

Section 4.01 Generally. Each NCR Award that is outstanding as of immediately prior to the Distribution shall be adjusted in in the manner set forth in Appendix A hereto and shall be subject to the other provisions set forth in this Article IV. All of the adjustments described in Appendix A hereto shall be effected in accordance with Sections 424 and 409A of the Code, to the extent applicable.

Section 4.02 Equity Incentive Awards.

(a) Miscellaneous Award Terms. None of the Separation, the Distribution, the transfer of a Transferred Director or any employment transfer described in Section 3.01(a) hereto shall constitute a termination of employment or separation from service for purposes of any NCR Award. After the Distribution, for each award adjusted or converted under Appendix A hereto, any reference to a “change in control,” “change of control” or similar definition in an award agreement, Individual Agreement or NCR Equity Incentive Plan applicable to such award (A) with respect to adjusted NCR Awards, shall be deemed to refer to a “change in control” as set forth in the applicable award agreement, employment agreement or NCR Equity Incentive Plan, and (B) with respect to the Converted ATMCo Awards, shall be deemed to refer to a “Change in Control” as set forth in the ATMCo Equity Incentive Plan.

(b) Registration. ATMCo shall cause a registration statement on Form S-8 (or other appropriate form) to be filed with respect to such issued or issuable shares relating to the Converted ATMCo Awards prior to, on or as soon as practicable following the Distribution and shall cause such registration to remain in effect for so long as there may be an obligation to deliver shares of ATMCo Common Stock resulting from the application of the provisions of this Article IV. NCR shall use commercially reasonable efforts to assist ATMCo in completing such registration.

(c) Delivery of Shares; Tax Withholding and Remittance; Tax Reporting.

(i) On and after the Distribution, NCR shall have sole responsibility for the delivery of shares of NCR Common Stock in connection with the settlement or exercise of any adjusted NCR Awards and shall do so without compensation from any ATMCo group member, and ATMCo shall have sole responsibility for the delivery of shares of ATMCo Common Stock in connection with the settlement or exercise of any Converted ATMCo Awards and shall do so without compensation from any NCR Group member.

(ii) On and after the Distribution, upon the settlement or exercise, as applicable, of adjusted NCR Awards, NCR shall be solely responsible for (A) ensuring the satisfaction of all applicable Tax withholding requirements (including the employer portion of FICA and FUTA) on behalf of each NCR Group Employee or Former NCR Group Employee holding such adjusted NCR Awards, and (B) for ensuring

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the collection and remittance of applicable employee withholding Taxes (via net share settlement of such adjusted NCR Awards) to the ATMCo Group with respect to the settlement or exercise of any adjusted NCR Awards held by each ATMCo Group Employee or Former ATMCo Group Employee (with the ATMCo Group being solely responsible for the actual remittance of the applicable employee Taxes (following receipt of such amounts from NCR) and the payment and remittance of the applicable employer Taxes relating to ATMCo Group Employees and Former ATMCo Group Employees to the applicable Governmental Authority).

(iii) On and after the Distribution, upon the settlement or exercise, as applicable, of Converted ATMCo Awards, ATMCo shall be solely responsible for (A) ensuring the satisfaction of all applicable Tax withholding requirements (including the employer portion of FICA and FUTA) on behalf of each ATMCo Group Employee or Former ATMCo Group Employee holdings such Converted ATMCo Awards, and (B) for ensuring the collection and remittance of applicable employee withholding Taxes (via net share settlement of such Converted ATMCo Awards) to the NCR Group with respect to the settlement or exercise of any Converted ATMCo Awards held each NCR Group Employee or Former NCR Group Employee (with the NCR Group being solely responsible for the actual remittance of the applicable employee Taxes (following receipt of such amounts from ATMCo) and payment and remittance of the applicable employer Taxes relating to NCR Group Employees and Former NCR Group Employees to the applicable Governmental Authority).

(iv) Following the Distribution, NCR shall be responsible for all tax reporting obligations in respect of adjusted NCR Awards and Converted ATMCo Awards held by NCR Group Employees, Former NCR Group Employees and members of the NCR Board (other than Transferred Directors), and ATMCo shall be responsible for all tax reporting obligations in respect of adjusted NCR Awards and Converted ATMCo Awards held by ATMCo Group Employees, Former ATMCo Group Employees and Transferred Directors.

(d) Administration. Each of NCR and ATMCo shall establish an appropriate administration system in order to handle delivery of shares for each award adjusted or converted under Appendix A in an orderly manner and provide reasonable levels of service for equity award holders. Each of NCR and ATMCo shall cooperate to (i) unify and consolidate all indicative data and payroll and employment information on regular timetables and to provide that each applicable Person’s data and records in respect of equity awards are correct and updated on a timely basis and (ii) establish a procedure whereby the other Party shall be promptly informed of the obligation to deliver shares to an ATMCo Group Employee or Former ATMCo Group Employee or a NCR Group Employee or Former NCR Group Employee, as the case may be. The foregoing shall include, without limitation, employment status and information required to determine the vesting and forfeiture of awards and Tax withholding/remittance requirements.

(e) No Effect on Subsequent Awards. The provisions of this Article IV shall have no effect on the terms and conditions of equity and equity-based awards granted following the Distribution by NCR or ATMCo.

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Section 4.03 Establishment ATMCo Equity Plans. Prior to the Distribution, NCR shall cause ATMCo to adopt the ATMCo Equity Incentive Plan with such terms as are necessary to permit the implementation of Section 4.02 hereto and such other terms as are substantially identical to those of the NCR Corporation 2017 Stock Incentive Plan as in effect on the date hereof. Prior to the Distribution, NCR shall also cause ATMCo to adopt the ATMCo ESPP with such terms as are substantially identical (except with respect to the additional ability under the ATMCo ESPP to make non-qualified offerings outside of the United States) to those of the NCR ESPP as in effect on the date hereof. NCR agrees to facilitate the adoption and approval of the ATMCo Equity Incentive Plan and the ATMCo ESPP in compliance with any applicable requirements of Law and the NYSE.

Section 4.04 NCR ESPP. NCR shall take all actions necessary pursuant to the terms of the NCR ESPP to provide that the purchase period in effect for the second half of calendar year 2023 shall end on September 30, 2023, and each purchase right issued pursuant to the NCR ESPP under such purchase period shall be fully exercised as of September 30, 2023, provided that settlement may occur after such date. Following the purchases described in the preceding sentence, NCR shall cause the next purchase period under the NCR ESPP to commence on the first day of the first calendar quarter following the Distribution Date. ATMCo Group Employees shall not be eligible to participate in any such subsequent purchase period under the NCR ESPP that occurs following the Distribution Date, provided that such ATMCo Group Employees shall be eligible to participate in the ATMCo ESPP following the Distribution Date in accordance with its terms.

Section 4.05 Annual Incentive Plans. NCR, or a member of the NCR Group, shall be solely responsible for the payment of all annual incentive bonus amounts to each bonus-eligible NCR Group Employee for the calendar year including the Distribution Date, and ATMCo, or a member of the ATMCo Group, shall be solely responsible for the payment of all annual incentive bonus amounts to each bonus-eligible ATMCo Group Employee for the calendar year including the Distribution Date. The amounts payable for the calendar year in which the Distribution occurs shall be determined based on actual performance under the terms of the NCR annual incentive plan through the end of the calendar quarter immediately preceding the Distribution Date (as determined by the NCR CHRC), without pro-ration. Such amounts shall be paid on the regularly scheduled payment date (consistent with NCR’s past practice) early in the calendar year following the year in which the Distribution occurs, subject to the Employee’s continued employment or service with NCR, or a member of the NCR Group, or ATMCo, or a member of the ATMCo Group, as applicable, through the earlier to occur of (i) the payment date of such annual incentive amount or (ii) the date, following the Distribution Date but prior to the payment date of such annual incentive amount, of the Employee’s involuntary termination of employment (other than for cause), normal retirement, death or disability (in each case as determined by the applicable employer following the Distribution Date), in which case such amount be paid on the regularly scheduled payment date (consistent with NCR’s past practice) early in the calendar year following the year in which the Distribution occurs, unless otherwise agreed to in an individual separation agreement.

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Section 4.06 Director Compensation Program.

(a) Establishment of ATMCo Directors Compensation Program. Prior to the Distribution or as soon as practicable following the Distribution, ATMCo shall establish a non-employee director compensation program for its non-employee directors, including those non-employee directors of ATMCo who served on the NCR Board immediately prior to the Distribution but who will no longer serve on the NCR Board following the Distribution (each, a “Transferred Director”).

(b) Allocation of Liability. With respect to Transferred Directors, NCR shall be responsible for the payment of any expenses or fees for service on the NCR Board that are earned or incurred at or before the Distribution with respect to service on the NCR Board, and ATMCo shall not have any responsibility for any such payments, except as otherwise provided in Section 4.02 or Article VI hereto. With respect to any ATMCo non-employee director (including any Transferred Director), ATMCo shall be responsible for the payment of any expenses or fees for service on the ATMCo Board that are earned or accrued at any time after the Distribution with respect to service on the ATMCo Board, and NCR shall not have any responsibility for any such payments except as otherwise provided in Section 4.02 hereto or Article VI hereto.

ARTICLE V

U.S. QUALIFIED RETIREMENT PLANS

Section 5.01 NCR Defined Benefit Pension Plan.

(a) Assumption by ATMCo of the U.S. Defined Benefit Pension Plan. Effective as of no later than September 6, 2023, a member of the ATMCo Group shall assume sponsorship of the NCR Corporation US Qualified Pension Plan and retain sponsorship of such plan thereafter, and NCR will cease to be a sponsoring employer of the NCR Corporation US Qualified Pension Plan. Prior to such date, NCR shall determine, in its sole discretion, the terms of any amendments and any other actions or procedures by which such assumption shall be implemented (including, without limitation, any amendments to the plan documents, appointment of a new trustee, any amendments to the applicable investment adviser and other administrative services contracts, any additional funding contributions to be made in connection with such assumption and the timing of any such contribution, and the establishment by the applicable member of the ATMCo Group of a fiduciary committee to oversee administration of the NCR Corporation US Qualified Pension Plan), and the Parties shall execute such additional documents as may be required to implement such assumption of sponsorship.

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(b) Early Retirement Subsidy Amendment. Without limiting the generality of the foregoing, the Parties agree that, except where prohibited by Law, the NCR Corporation US Qualified Pension Plan shall be amended effective as of no later than September 6, 2023 to provide that in determining whether a NCR Group Employee was terminated from employment by the applicable employer before or after attaining age fifty-five (55) for purposes of applying the early retirement subsidy set forth in the NCR Corporation US Qualified Pension Plan, such NCR Group Employee shall not be deemed to have terminated from the applicable employer until such Employee is terminated from NCR or a member of the NCR Group.

(c) Initial Contribution. As soon as practicable following the Distribution (but in any event no later than sixty (60) days following the Distribution), ATMCo shall make a funding contribution to the NCR Corporation US Qualified Pension Plan of no less than $136,300,000.

(d) Allocation of Costs. As of the Distribution Date, ATMCo will be the only sponsor maintaining the NCR Corporation US Qualified Pension Plan and, together with members of its controlled group (if any), will be solely responsible for administering the NCR Corporation US Qualified Pension Plan and making all funding contributions and paying all U.S. Pension Benefit Guaranty Corporation (“PBGC”) premiums with respect to the NCR Corporation US Qualified Pension Plan. To the extent that ATMCo’s minimum required funding contribution determined under Section 430 of the Code (or a successor provision) with respect to the NCR Corporation US Qualified Pension Plan for a plan year, adjusted for the assumptions described herein (the “Adjusted Required Minimum Contribution”) exceeds forty million dollars ($40,000,000), NCR will pay ATMCo an amount equal to fifty percent (50%) of the amount by which the Adjusted Required Minimum Contribution for such plan year exceeds forty million dollars ($40,000,000).

(i) The Adjusted Required Minimum Contribution will be calculated using the following assumptions, which shall be deemed to apply without regard to any act or practice by ATMCo or any NCR Corporation US Qualified Pension Plan administrator or fiduciary, except as otherwise provided herein. In calculating the Adjusted Required Minimum Contribution, it shall be assumed that ATMCo makes a funding contribution to the NCR Corporation US Qualified Pension Plan for each plan year beginning with the plan year ending December 31, 2024 equal to the greater of forty million dollars ($40,000,000) or the minimum funding contribution required for such plan year under Section 430 of the Code, that the NCR Corporation US Qualified Pension Plan’s prefunding balance is created and utilized each plan year to the maximum extent permitted by Section 430 of the Code and other applicable law; no NCR Corporation US Qualified Pension Plan amendments or administrative changes are adopted or made after September 6, 2023, that increase or could potentially increase the minimum funding contribution required by Section 430 of the Code for any plan year except to the extent such amendments or changes are required to be made or adopted by Law; and the Hedge Ratio (as such term is defined in the NCR Corporation US Qualified Pension Plan’s Investment Policy statement in effect as of September 6, 2023) is not less than 45%, which is the Hedge Ratio as of September 6, 2023. If the actual Hedge Ratio falls below 45%, the Adjusted Required Minimum Contribution will be calculated using an assumed investment portfolio for which the Hedge Ratio is not less than 45%.

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(ii) If a material portion of NCR Corporation US Qualified Pension Plan liabilities are settled by the purchase of one or more an annuity contracts, the Adjusted Required Minimum Contribution will be amended following such settlement pursuant to the Parties’ mutual agreement by proportionately adjusting NCR Corporation US Qualified Pension Plan assets and liabilities.

(iii) NCR shall have the right to obtain on request all NCR Corporation US Qualified Pension Plan documents and statements that in NCR’s reasonable judgment are necessary or helpful in calculating the Adjusted Required Minimum contribution, including but not limited to, all NCR Corporation US Qualified Pension Plan amendments and restatements, benefit distribution statements, investment analyses, investment policy statements, trust account statements, and any actuarial reports and funding projections prepared for ATMCo or the NCR Corporation US Qualified Pension Plan’s administrators or fiduciaries.

(iv) Unless otherwise agreed between the Parties, NCR shall pay ATMCo for any amounts payable by NCR pursuant to this Section 5.01(d) no later than twenty (20) Business Days (or such later time as mutually agreed by the Parties) prior to the due date of the required minimum contribution under Law (which is currently the date that is 8 1⁄2 months after the end of the plan year), provided that ATMCo delivers to NCR not later than ninety (90) days prior to such due date an invoice for the amount due, accompanied by an actuarial valuation report reasonably detailing the calculation of the required minimum contribution under Code section 430 and the Adjusted Required Minimum Contribution for the plan year.

(v) In the event that ATMCo is no longer an employer maintaining the NCR Corporation US Qualified Pension Plan, or in the event of a change of control of ATMCo (as defined below), NCR shall have no further obligation to ATMCo or any successor under this paragraph. For purposes of this paragraph, a “change of control of ATMCo” will be deemed to have occurred if (A) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting securities of ATMCo; (B) the individuals who were members of the board of directors of ATMCo on the Distribution Date (the “Current Board Members”) cease for any reason to constitute a majority of the board of directors of ATMCo or its successor; however, if the election or the nomination for election of any new director of ATMCo or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this provision be considered a Current Board Member; or (C) ATMCo’s shareholders approve (1) a merger or consolidation of ATMCo and the shareholders of ATMCo immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of ATMCo immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of ATMCo.

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(vi) The Parties may amend the agreement under this Section 5.01(d) by mutual consent.

(e) Plan Fiduciaries and Plan Settlor Functions. For all periods, before, during and after the Distribution, the Parties agree that (i) the fiduciaries of the NCR Corporation US Qualified Pension Plan shall have the sole authority with respect to the NCR Corporation US Qualified Pension Plan to determine the plan investments, de-risking strategies, and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents and (ii) effective as of the assumption by the ATMCo Group of sponsorship of the NCR Corporation US Qualified Pension Plan, ATMCo or its delegates shall have the sole authority to exercise any and all settlor functions with respect to the NCR Corporation US Qualified Pension Plan.

(f) No Loss of Unvested Benefits. The transfer of any ATMCo Group Employee’s employment to the ATMCo Group generally shall not result in the loss of that ATMCo Group Employee’s unvested accrued benefits (if any) under the NCR Pension Plans.

(g) Administration. Each of NCR and ATMCo shall cooperate to establish an appropriate administration system to consolidate and transmit to ATMCo all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records are correct and updated on a timely basis. The foregoing shall include employment status, other information required to determine the vesting of, and eligibility for benefits under, the NCR Corporation US Qualified Pension Plan and all other information necessary or appropriate for the administration of the NCR Corporation US Qualified Pension Plan. All beneficiary designations made by Employees and Former Employees under the NCR Corporation US Qualified Pension Plan and by survivors and beneficiaries thereof shall, to the extent applicable, remain in full force and effect until such beneficiary designations are effectively replaced or revoked.

Section 5.02 ATMCo 401(k) Savings Plan.

(a) Establishment of ATMCo 401(k) Plan. Effective as of January 1, 2024, ATMCo, or a member of the ATMCo Group, shall adopt the ATMCo 401(k) Plan with provisions that are comparable to the provisions of the NCR 401(k) Plan, as provided in Section 2.03(a) hereto.

(b) Qualification of Plan. Prior to January 1, 2024, ATMCo shall provide NCR with (i) a copy of the ATMCo 401(k) Plan, (ii) a copy of certified resolutions of the ATMCo Board (or its authorized committee or other delegate) evidencing adoption of the ATMCo 401(k) Plan and the related trust(s) and the assumption by the ATMCo 401(k) Plan of the accounts described in Section 5.02(c) hereto, and (iii) the application for determination with respect to the qualified status of the ATMCo 401(k) Plan under Section 401(a) of the Code and the tax-exempt status of its related trust under Section 501(a) of the Code (or application for an opinion or advisory letter, as applicable).

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(c) Transfer of Account Balances. Not later than thirty (30) days following the expiration of the transitional period under the Transition Services Agreement (or such later time as mutually agreed by the Parties), NCR shall cause the trustee of the NCR 401(k) Plan to transfer from the trust(s) which forms a part of the NCR 401(k) Plan to the trust(s) which forms a part of the ATMCo 401(k) Plan the account balances of the ATMCo Group Employees under the NCR 401(k) Plan, determined as of the date of the transfer. Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any asset and liability transfers pursuant to this Section 5.02(c) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code.

(d) ATMCo 401(k) Plan Provisions. The ATMCo 401(k) Plan shall provide that:

(i) ATMCo Group Employees shall (A) be eligible to participate in the ATMCo 401(k) Plan as of the expiration of the transitional period under the Transition Services Agreement to the extent that they were eligible to participate in the NCR 401(k) Plan as of immediately prior thereto, and (B) receive credit for purposes of eligibility and vesting for all service credited for those purposes under the NCR 401(k) as of immediately prior to the Distribution Date as if that service had been rendered to ATMCo; and

(ii) the account balance of each ATMCo Group Employee under the NCR 401(k) Plan as of the date of the transfer of assets from the NCR 401(k) Plan (including any outstanding promissory notes) shall be credited to such individual’s account balance under the ATMCo 401(k) Plan.

(e) NCR 401(k) Plan after Distribution. On and after the expiration of the transitional period under the Transition Services Agreement, (i) the NCR 401(k) Plan shall continue to be responsible for liabilities in respect of NCR Group Employees and all Former Employees under the NCR 401(k) Plan, and (ii) no ATMCo Group Employees shall accrue any benefits under the NCR 401(k) Plan. Without limiting the generality of the foregoing, ATMCo Group Employees shall cease to be participants in the NCR 401(k) Plan effective as of the expiration of the transitional period under the Transition Services Agreement.

(f) Plan Fiduciaries. For all periods after the expiration of the transitional period under the Transition Services Agreement, the Parties agree that the applicable fiduciaries of each of the NCR 401(k) Plan and the ATMCo 401(k) Plan, respectively, shall have the authority with respect to the NCR 401(k) Plan and the ATMCo 401(k) Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(g) No Loss of Unvested Benefits. The transfer of any ATMCo Group Employee’s employment to the ATMCo Group will not result in loss of that ATMCo Group Employee’s unvested benefits (if any) under the NCR 401(k) Plan, which benefit liability will be assumed under the ATMCo 401(k) Plan as provided herein.

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Section 5.03 Certain Other Plans.

(a) Miscellaneous Non-Plan Pension Liabilities (Separation Agreements). Effective as of the Distribution, the ATMCo Group shall assume any and all Liabilities to, or relating to, all Employees and Former Employees in respect of certain pension-like items set forth in various separation agreements, as listed on Schedule 5.03 hereto and any individual agreements relating such pension-like items assigned to ATMCo in accordance with the procedures set forth in Section 2.04 hereto.

(b) HRAs/RRAs. Effective as of the Distribution, the ATMCo Group shall assume any and all Liabilities to, or relating to, all Employees and Former Employees in respect of certain unfunded health reimbursement arrangements (also referred to as RRAs or Retirement Reimbursement Accounts) listed on Schedule 5.03 hereto and any individual agreements relating such unfunded health reimbursement arrangements assigned to ATMCo in accordance with the procedures set forth in Section 2.04 hereto.

(c) Certain Medical Cost Payments. Effective as of the Distribution, the ATMCo Group shall assume any and all Liabilities to, or relating to, all Employees and Former Employees in respect of certain post-employment medical costs listed on Schedule 5.03 hereto and any individual agreements relating such post-employment medical costs assigned to ATMCo in accordance with the procedures set forth in Section 2.04 hereto.

(d) LTD Medical. The NCR Group shall retain any and all Liabilities to, or relating to, all Employees and Former Employees in respect of retiree medical expenses incurred pursuant to the UHC LTD Choice Plus Plan, and any individual agreements relating to such plans.

ARTICLE VI

U.S. NONQUALIFIED PLANS

Section 6.01 ATMCo Deferred Compensation Plan. NCR shall retain all Liabilities under the corresponding NCR Deferred Compensation Plan with respect to each ATMCo Group Employee and Former ATMCo Group Employee with an account balance under the NCR Deferred Compensation Plan. All such Liabilities shall be paid in accordance with the terms and elections in effect under the corresponding NCR Deferred Compensation Plan (treating service with ATMCo Group members as continued service to the extent applicable). Following the Distribution and for the remainder of the calendar year in which the Distribution occurs, NCR shall cause the members of the NCR Group and the NCR Deferred Compensation Plan to honor the deferral elections in effect under the NCR Deferred Compensation Plan for the remainder of such year.

Section 6.02 Allocation of Costs. On and after the Distribution, the payout amounts, compliance, reporting and other administrative costs under the NCR Corporation Deferred Compensation Plan shall be determined periodically by NCR (and at least annually with respect to any payments) and ATMCo will pay the portion allocable (based on applicable data during the applicable period) to the ATMCo Group Employee and Former ATMCo Group

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Employee participants in the NCR Corporation Deferred Compensation Plan to NCR. Unless otherwise agreed between the Parties, ATMCo shall reimburse NCR within twenty (20) Business Days of delivery by NCR to ATMCo of an invoice for the amount due, accompanied by a statement reasonably detailing the costs incurred. In addition, NCR shall be responsible for the data and information provided by ATMCo to NCR (or other third party administrator under the NCR Corporation Deferred Compensation Plan) with respect to the ATMCo Group Employee and Former ATMCo Group Employee participants following the Distribution.

Section 6.03 No Separation from Service. The Distribution, shall not be treated as a “separation from service,” as defined under Treasury Regulation § 1.409A-1(h), for purposes of the plans described in this Article VI. The provisions of this Article VI shall be administered and construed in a manner which complies with the requirements of Section 409A of the Code.

ARTICLE VII

WELFARE BENEFIT PLANS

Section 7.01 Welfare Plans.

(a) Treatment of Health and Welfare Plans for the Remainder of 2023. Pursuant to the terms and conditions set forth in the Transition Services Agreement, ATMCo Group Employees and Former ATMCo Group Employees that participated in a NCR Health Plan on the Distribution Date shall continue to be covered by such NCR Health Plan through December 31, 2023, subject to Article VIII hereto and the terms and conditions of the applicable NCR Health Plan and, as applicable, continued employment with a member of the ATMCo Group or the availability of and the timely payment of the required premiums under COBRA. Such continued coverage shall be an NCR Provided Service for purposes of the Transition Services Agreement. ATMCo Welfare Plans other than ATMCo Health Plans shall be established by ATMCo or by the applicable member of the ATMCo Group as of the Distribution, in accordance with Section 2.03(a) hereto.

(b) Welfare Plan Authority. For all periods, before, during and after the Distribution, the Parties agree that NCR or its delegates shall have the sole authority to exercise its authority as plan sponsor with respect to the NCR Welfare Plans, including, without limitation, the authority to amend or terminate any or all of the NCR Welfare Plans.

(c) Waiver of Conditions; Benefit Maximums. ATMCo shall establish (x) prior to January 1, 2024, with respect to the ATMCo Health Plans (subject to Article VIII hereto) and (y) prior to the Distribution, with respect to the ATMCo Welfare Plans other than ATMCo Health Plans (such dates, the “ATMCo Welfare Plan Effective Date”) which, collectively shall initially provide for each ATMCo Group Employee welfare benefits which are in the aggregate substantially comparable (other than with respect to the State of Hawaii, where the health benefits provided to ATMCo Group Employees may differ) to those provided to such employee under the corresponding NCR Welfare Plans immediately prior to the Distribution. Once established effective immediately prior to the ATMCo Welfare Plan Effective Date, ATMCo shall use commercially reasonable efforts to cause the ATMCo Welfare Plans to:

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(i) with respect to initial enrollment, waive (A) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any ATMCo Group Employee or Former ATMCo Group Employee, other than limitations that were in effect with respect to the ATMCo Group Employee or Former ATMCo Group Employee under the applicable NCR Welfare Plan as of immediately prior to the ATMCo Welfare Plan Effective Date, and (B) any waiting period limitation or evidence of insurability requirement applicable to an ATMCo Group Employee or Former ATMCo Group Employee other than limitations or requirements that were in effect with respect to such ATMCo Group Employee or Former ATMCo Group Employee under the applicable NCR Welfare Plans as of immediately prior to the ATMCo Welfare Plan Effective Date; and

(ii) take into account with respect to aggregate annual, lifetime, or similar maximum benefits available under the ATMCo Welfare Plans and with respect to deductibles and out-of-pocket maximums applied under the ATMCo Welfare Plans, an ATMCo Group Employee’s or Former ATMCo Group Employee’s prior claim experience under the NCR Welfare Plans and any Benefit Plan that provides leave benefits for purposes of satisfying all aggregate annual or lifetime maximums, deductibles and out-of-pocket maximums applicable to such ATMCo Group Employee or Former ATMCo Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by NCR for similar purposes as if such amounts had been paid in accordance with such ATMCo Welfare Plan.

(d) U.S. Flexible Spending Accounts. The Parties shall use commercially reasonable efforts to ensure that as of the expiration of the transitional period under the Transition Services Agreement, any health or dependent care flexible spending accounts of ATMCo Group Employees (whether positive or negative) (the “Transferred Account Balances”) under NCR Welfare Plans that are health or dependent care flexible spending account plans are transferred, as soon as practicable after the Distribution, from the NCR Welfare Plans to the corresponding ATMCo Welfare Plans. Such ATMCo Welfare Plans shall assume responsibility as of the expiration of the transitional period under the Transition Services Agreement for all outstanding health or dependent care claims under the corresponding NCR Welfare Plans of each ATMCo Group Employee for the year in which the Distribution occurs and shall assume and agree to perform the obligations of the corresponding NCR Welfare Plans on and after the expiration of the transitional period under the Transition Services Agreement. As soon as practicable after the expiration of the transitional period under the Transition Services Agreement, and in any event within 30 days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, ATMCo shall pay NCR the net aggregate amount of the Transferred Account Balances, if such amount is positive, and NCR shall pay ATMCo the net aggregate amount of the Transferred Account Balances, if such amount is negative.

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(e) Allocation of Welfare Assets and Liabilities. Effective as of the Distribution, the ATMCo Group shall assume all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of ATMCo Group Employees or their covered dependents or Former ATMCo Group Employees or their covered dependents, including but not limited to all COBRA costs under the NCR Welfare Plans or ATMCo Welfare Plans, before, at, or after the Distribution; it being understood that the ATMCo Group shall reimburse NCR for all amounts under the NCR Welfare Plans attributable to ATMCo Group Employees and Former ATMCo Group Employees as more fully set forth in the Transition Services Agreement with respect to claims incurred during the period from the Distribution Date through December 31, 2023(including any applicable run out period) (subject to Article VIII hereto). For the avoidance of doubt, COBRA coverage for ATMCo Group Employees or their covered dependents or Former ATMCo Group Employees or their covered dependents (other than a Retiree) will be provided by the NCR Welfare Plans from the Distribution Date through December 31, 2023, but as of January 1, 2024 coverage for all ATMCo Group Employees or their covered dependents or Former ATMCo Group Employees or their covered dependents (other than a Retiree) including COBRA coverage shall transfer to the ATMCo Welfare Benefit Plans.

Section 7.02 U.S. COBRA and HIPAA. The NCR Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA and the corresponding provisions of the NCR Welfare Plans with respect to any NCR Group Employees (and their covered dependents) and any Former NCR Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Distribution. Effective as of January 1, 2024, the ATMCo Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the ATMCo Welfare Plans with respect to any ATMCo Group Employees or Former ATMCo Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the NCR Welfare Plans and/or the ATMCo Welfare Plans before, as of, or after the Distribution. The Parties agree that the consummation of the transactions contemplated by the SDA shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 7.03 Post-Retirement Welfare Plans. Prior to the expiration of the transitional period under the Transition Services Agreement, ATMCo shall establish or cause to be established by a member of the ATMCo Group, the ATMCo OPEB Plans which correspond to the NCR OPEB Plans in which any ATMCo Group Employee and Former ATMCo Group Employee participates or is or may become eligible to participate as of immediately prior to the Distribution. On and after the expiration of the transitional period under the Transition Services Agreement, ATMCo shall, or shall cause a member of the ATMCo Group to, provide each eligible ATMCo Group Employee and Former ATMCo Group Employee with benefits under an ATMCo OPEB Plan that are no less favorable than those benefits that would have been provided to the ATMCo Group Employee and Former ATMCo Group Employee under the applicable NCR OPEB Plan if he or she had been eligible for benefits under an NCR OPEB Plan as of the expiration of the transitional period under the Transition Services Agreement (including, without limitation, with respect to eligibility to participate, coverage and cost) and shall further count service with any member of the ATMCo Group following the Distribution towards any applicable service requirement for any such employee that has not been satisfied as of the expiration of the transitional period under the Transition Services Agreement. Neither NCR nor any other member of the NCR Group shall be required to provide benefits under an NCR OPEB Plan to any ATMCo Group Employee and Former ATMCo Group Employee following the expiration of the transitional period under the Transition Services Agreement.

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Section 7.04 Vacation, Holidays and Leaves of Absence.

(a) In General. Effective as of the Distribution, the ATMCo Group shall assume all Liabilities of the NCR Group with respect to vacation, banked vacation, holiday, sick time, other paid time off policies, leave of absence, and required payments related thereto, for each ATMCo Group Employee. The NCR Group shall retain all Liabilities with respect to vacation, banked vacation, holiday, sick time, other paid time off policies, leave of absence, and required payments related thereto, for each NCR Group Employee. Notwithstanding the generality of the foregoing, NCR shall fund the legacy banked vacation benefits accrued by ATMCo Group Employees as of the Distribution Date.

(b) Establishment and Administration of Leave of Absence Programs for ATMCo Group Employees.

(i) NCR agrees to continue administering leaves of absence and short term disability benefits to (either in its own capacity or through a third party administrator) for ATMCo Group Employees for the remainder of 2023. For purposes of the FMLA (or other applicable state/municipal leaves), NCR (either in its own capacity or through its third party administrator for leaves of absence) agrees to treat ATMCo Group Employees as if ATMCo were a successor. Specifically, ATMCo Group Employees who are out on approved FMLA leave (or who have approved intermittent FMLA leaves) shall not need to reapply, provide recertifications, or reestablish eligibility unless they would do so in the ordinary course of their employment with NCR or ATMCo. ATMCo agrees to provide, or shall cause its employees provide, each ATMCo Group Employee’s work schedule, FMLA usage, and other contact information required to comply with the calculations and notice provisions prescribed under the FMLA. At the end of 2023, ATMCo will provide to the ATMCo Group Employees new instructions on how to apply for and/or continue their leaves of absence. As soon as administratively possible and not later than the January 1, 2024, the NCR Group shall provide to the ATMCo Group (or its designated representative) copies of all records pertaining to the NCR Group leave of absence programs and FMLA with respect to all ATMCo Group Employees to the extent such records have not been provided previously to the ATMCo Group, including: information on all leaves of absence for ATMCo Group Employees, including: all notices or other documents provided to employees seeking approval or on approved leave, all information received from employees seeking approval or on approved leave, leave of absence tracking for all of 2023, and any and all related notes of conversations with such ATMCo Group Employees.

(ii) Effective as of January 1, 2024, the ATMCo Group shall be responsible for administering compliance with the ATMCo leave of absence programs and the FMLA with respect to ATMCo Group Employees including but not limited to: (i) the ATMCo Group shall adopt, and shall cause each member of the ATMCo Group to adopt, leave of absence programs; (ii) the ATMCo Group shall honor, and shall cause each member of the ATMCo Group to honor, all terms and conditions of leaves of

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absence which have been granted to any ATMCo Group Employee under a NCR leave of absence program or the FMLA before January 1, 2024, including such leaves that are to commence after January 1, 2024; and (iii) the ATMCo Group shall recognize all periods of service of each ATMCo Group Employee with the NCR Group to the extent such service is recognized by the NCR Group for the purpose of eligibility for leave entitlement under the NCR Group leave of absence programs and the FMLA.

Section 7.05 Severance and Unemployment Compensation. Effective as of the Distribution, the ATMCo Group shall assume any and all Liabilities to, or relating to, ATMCo Group Employees and Former ATMCo Group Employees in respect of severance and uninsured unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Distribution. The NCR Group shall be responsible for any and all Liabilities to, or relating to, NCR Group Employees and Former NCR Group Employees in respect of severance and uninsured unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Distribution. Without limiting the generality of the foregoing, as of the Distribution, ATMCo or a member of the ATMCo Group shall be solely responsible for all Liabilities under any severance agreement entered into by any member of the NCR Group with a Former ATMCo Group Employee prior to the Distribution.

Section 7.06 Workers’ Compensation. With respect to claims for workers’ compensation, (a) the ATMCo Group shall be responsible for claims in respect of ATMCo Group Employees and Former ATMCo Group Employees, whether occurring before, at or after the Distribution, and (b) the NCR Group shall be responsible for all claims in respect of NCR Group Employees and Former NCR Group Employees, whether occurring before, at or after the Distribution. The treatment of workers’ compensation claims with respect to NCR insurance policies shall be governed by Article IX (Insurance) of the SDA.

Section 7.07 Insurance Contracts. To the extent that any NCR Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for the corresponding ATMCo Welfare Plan (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both NCR and ATMCo for a reasonable term. Neither Party shall be liable for failure to obtain or maintain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for such Party’s insurance premiums incurred following January 1, 2024 (subject to Article VIII hereto).

Section 7.08 Third-Party Vendors. To the extent that any NCR Welfare Plan is administered by a third-party vendor, the Parties will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for ATMCo and to maintain any pricing discounts or other preferential terms for both NCR and ATMCo for a reasonable term. Neither Party shall be liable for failure to obtain or maintain such pricing discounts or other preferential terms for the other Party. Without limiting the reimbursement obligations of ATMCo under the Transition Services Agreement, each Party shall be responsible for such Party’s third-party vendor costs incurred following January 1, 2024 (subject to Article VIII hereto).

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Section 7.09 Non-U.S. Employees. The provisions of this Article VII may be varied with respect to NCR Group Employees and Former NCR Group Employees who are located in jurisdictions outside the United States in the manner set forth in the Appendices to this Agreement.

ARTICLE VIII

NON-U.S. EMPLOYEES AND PLAN MATTERS

Section 8.01 Special Provisions - Non-U.S. Employees, Plans and Related Matters. All actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law in the applicable jurisdictions and the terms and conditions hereof shall be deemed modified to the extent required for compliance with such applicable Law.

Section 8.02 Appendices. The Appendices to this Agreement set forth actions to be taken by the parties with respect to compensation, benefits and other employment-related matters for jurisdictions outside of the United States. Each such Appendix is incorporated into this Agreement. To the extent that the provisions of any such Appendix conflicts with the provisions of this Agreement, the provision of such Appendix will govern. The treatment of the Non-US NCR Pension Plans, certain non-US ATMCo Health Plans, and related terms is set forth on Appendix B hereto. The treatment of certain other non-US employee and plan matters is set forth on Appendix C hereto.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Employee Records and Related Records.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, NCR and ATMCo (acting directly or through members of the NCR Group or the ATMCo Group, respectively) shall provide to the other and their respective authorized agents and vendors all information reasonably necessary for the Parties to perform their respective duties under this Agreement, including Employee-related records, historical and current communications to Employees relating to benefit plans and programs (“Benefit Communications”), and historical and current agreements and communications with third party service providers relating to benefit plans and programs (“Benefit Documents”).

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Distribution, NCR shall transfer to ATMCo copies of any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to ATMCo Group Employees and Former ATMCo Group Employees and other records reasonably required by ATMCo to enable ATMCo to properly to carry out its obligations under this Agreement. Such transfer of copies of records generally shall occur as soon as administratively practicable at or after the Distribution (or earlier). Each Party will permit the other Party reasonable access to Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

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(c) Access to Records. To the extent not inconsistent with this Agreement, the SDA or any applicable privacy protection Laws or regulations, reasonable access to Employee-related records, Benefit Communications, and Benefit Documents after the Distribution will be provided to members of the NCR Group and members of the ATMCo Group pursuant to the terms and conditions of Article VII (Confidentiality; Access to Information) of the SDA.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Benefit Communications, and Benefit Documents, NCR and ATMCo shall comply with all applicable Laws, regulations and their own internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and its own internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information (including Benefit Communications and Benefit Documents) on regular timetables and cooperate as needed with respect to (i) any litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion (or comparable ruling or opinion) from the IRS or U.S. Department of Labor or any other Governmental Authority on behalf of or with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, and (iii) any filings that are required to be made or supplemented to the IRS, PBGC, U.S. Department of Labor or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not materially interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 7.5 (Confidentiality) of the SDA and the requirements of applicable Law.

(g) Assignment of “Claw-Back” or Recoupment Rights. To the extent a member of the NCR Group holds any repayment, “claw-back” or recoupment rights with respect to remuneration paid or provided to ATMCo Group Employees or Former ATMCo Group Employees (e.g., the right to require repayment of compensation upon a financial restatement, a termination of employment or misconduct by the employee) including in connection with any relocation benefit, sign-on bonus, tuition benefit or otherwise, such rights are hereby assigned to ATMCo upon the Distribution, it being agreed that the transactions contemplated by the SDA (including any transfers of employment pursuant to Section 3.01 hereto) shall not, in and of themselves, trigger any such repayment or recoupment right. To the

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extent a member of the ATMCo Group holds any repayment, “claw-back” or recoupment rights with respect to remuneration paid or provided to NCR Group Employees or Former NCR Group Employees (e.g., the right to require repayment of compensation upon a financial restatement, a termination of employment or misconduct by the employee) including in connection with any relocation benefit, sign-on bonus, tuition benefit or otherwise, such rights are hereby assigned to NCR upon the Distribution, it being agreed that the transactions contemplated by the SDA (including any transfers of employment pursuant to Section 3.01 hereto) shall not, in and of themselves, trigger any such repayment or recoupment right. The Parties shall cooperate to execute any further documentation as may be necessary to evidence such assignment.

(h) Proprietary Information and Inventions Agreements. Effective as of the Distribution, NCR shall, or shall cause the appropriate member of the NCR Group to, waive such rights under any proprietary information, confidentiality, inventions, restrictive covenant or similar agreement between any ATMCo Group Employee and any NCR Group member as NCR determines in its discretion to be necessary or appropriate to permit such ATMCo Group Employee to perform his or her services to the applicable ATMCo Group member on and after the Distribution.

Section 9.02 Data Protection.

(a) Roles of the Parties. The Parties acknowledge that (i) prior to the Distribution the Processing of any Personal Data in connection with the Separation shall be governed by the Amended and Restated Intra-group Data Transfer Agreement, dated 15 December 2022, and (ii) after the Distribution, the Parties are separate and independent data controllers with respect to the processing of any Personal Data pursuant to this Agreement or any Ancillary Agreement and shall independently determine the purposes and means of such processing.

(b) Data Protection Compliance. Both Parties shall comply, and cooperate to ensure that their processing of Personal Data hereunder and under any Ancillary Agreement does and will comply, with all applicable Data Protection Laws and shall take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws. Nothing in this Section 9.02 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.

(c) Transfers of Personal Data. To the extent that a Party transfers Personal Data to a third country, the transferring Party shall ensure that such transfer is effected by way of a valid data transfer mechanism in compliance with applicable Data Protection Laws, if and to the extent applicable.

Section 9.03 Preservation of Rights to Amend. The rights of each member of the NCR Group and each member of the ATMCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement, it being agreed that the provisions of this Section 9.03 shall not supersede the obligations of the Parties hereunder.

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Section 9.04 Fiduciary Matters. NCR and ATMCo each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.05 Dispute Resolution. Any claim, controversy or dispute between or among any of the Parties hereto arising out of or related to this Agreement, including with respect to the validity, intent, interpretation, performance, enforcement, breach or termination of this Agreement or any of the terms contained in this Agreement shall be finally settled pursuant to Article VIII (Dispute Resolution) of the SDA, which is incorporated herein by reference mutatis mutandis.

Section 9.06 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 9.07 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.07 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.07 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the address for such party set forth below (or at such other address for a party as shall be specified from time to time in a notice given in accordance with this Section 9.07):

If to NCR:

NCR Voyix Corporation

864 Spring St NW

Atlanta, GA 30308

Attn: General Counsel

kelli.sterrett@ncr.com

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If to ATMCo:

NCR Atleos Corporation

864 Spring St NW

Atlanta, GA 30308

Attn: General Counsel

ricardo.nunez@ncratleos.com

Section 9.08 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.09 Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 9.10 No Assignment; Binding Effect. No Party to this Agreement may assign or delegate, either directly or indirectly by merger or consolidation , all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which such Party may withhold in its absolute discretion, and any attempt to do so shall be ineffective and void ab initio, except that (x) a Party shall assign this Agreement and any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which it is a constituent party but not the surviving entity or the sale of all or substantially all of its Assets, and the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Person by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto; (y) each Party hereto may assign any or all of its rights and interests hereunder to an Affiliate; and (z) each Party may assign any of its obligations hereunder to an Affiliate so long as such Affiliate executes a writing in form reasonably satisfactory to the other Party agreeing to be bound by the terms of this Agreement as if named as a Party hereto; provided, however, that, in each case such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to by the non-assigning Party. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

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Section 9.11 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of NCR without the approval of ATMCo or the stockholders of NCR. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 9.12 Payment Terms. Except as expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within twenty (20) Business Days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Section 9.13 No Set-Off. Except as expressly set forth in the SDA or any other Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of any Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or the SDA or any other Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or the SDA or any other Ancillary Agreement.

Section 9.14 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement.

Section 9.15 Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution. This Agreement is being entered into by NCR and ATMCo on behalf of themselves and the members of their respective groups (the NCR Group and the ATMCo Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

Section 9.16 Third Party Beneficiaries. This Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

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Section 9.17 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.18 Appendices and Schedules. The appendices and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the appendices or schedules constitutes an admission of any liability or obligation of any member of the NCR Group or the ATMCo Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the NCR Group or the ATMCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any appendix or schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 9.19 Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Maryland, irrespective of the choice of law principles of the State of Maryland, including without limitation Maryland laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 9.20 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or equity.

Section 9.21 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

Section 9.22 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.23 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

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Section 9.24 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 9.25 No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement. The Parties hereto are not relying upon any representations or statements, whether written or oral, made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

Section 9.26 Complete Agreement. This Agreement, including the appendices and schedules attached hereto (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Except as otherwise expressly provided in the SDA, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the SDA or any other Ancillary Agreement, the provisions of this Agreement shall control over the inconsistent provisions of the SDA or other Ancillary Agreements as to matters specifically addressed in this Agreement.

Section 9.27 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by email attaching DocuSign or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

[Signature page follows. The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

NCR VOYIX CORPORATION

By:	/s/ Michael D. Hayford
Name: Michael D. Hayford
Title: Chief Executive Officer

NCR ATLEOS CORPORATION

By:	/s/ Timothy C. Oliver
Name: Timothy C. Oliver
Title: President

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